    As filed with the Securities and Exchange Commission on September 4, 2001
                           Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              NATIONAL BEAUTY CORP.
               (Exact Name of Company as Specified in its Charter)

                                Nevada 13-3422912
                  (State or other jurisdiction of (IRS Employer
              incorporation or organization) Identification Number)

             4818 W. Commercial Blvd., Ft. Lauderdale, Florida 33319
               (Address of principal executive offices) (Zip code)

         Company's telephone number, including area code: (954-717-8680)
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                      National Beauty Corp. 2001 Stock Plan
                            (Full title of the plan)
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                            Capitol Document Services
                           202 South Minnesota Street
                              Carson City, NV 89703
                     (Name and address of agent for service)

       (Name, address, including zip code, and telephone number, including area code, of agent for service)
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                    Copy to: Hamilton, Lehrer & Dargan, P.A.

                       Attn :Brenda Lee Hamilton, Esquire
                      555 South Federal Highway, Suite 270,
                            Boca Raton, Florida 33432
                                 (561) 416-8956

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                         CALCULATION OF REGISTRATION FEE

==================== ================= ==================== ==================== ==================
Title of securities     Amount to be     Proposed maximum      Proposed maximum      Amount of
 to be registered     registered(1)(2)  offering price per    aggregate offering  registration fee
                                             share(3)            price
Common stock par
value $.001 per          205,000             $1.75                $358,750             $89.69
share

==================== ================= ==================== ==================== ==================
Total                    205,000             $1.75                $358,750             $89.69

(1) (2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the
"Securities Act")the number of shares of common stock, par value $.001 per share
(the "Common Stock") of National Beauty Corp., which we are registering shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions.

(3) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933
(the "Securities Act"). Based upon the average of the bid and ask of our Common
Stock on September 14, 2001 as listed on the Over the Counter Bulletin Board.

PART I

Item 1. Plan Information. We will provide the information specified in Item 1 of
Rule 428 of the Securities Act of 1933 to each plan participant. We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements in accordance with the rules and regulations of the
Securities and Exchange Commission.

Item 2.  Company Information and Annual Plan Information.

We will provide the information specified in Item 1 of Rule 428(b) of the
Securities Act of 1933 to each plan participant. We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements in accordance with the rules and regulations of the
Securities and Exchange Commission.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the Securities and Exchange Commission (the "Commission") the
following documents which are incorporated by reference into this Registration
Statement:

(a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31,
2000, which was filed with the Securities and Exchange Commission on April 2,
2001;

(b) Our Quarterly Report on Form 10-QSB for the quarter ending March 31,
2001which was filed with the Securities and Exchange Commission on May 11, 2001, and our Quarterly Report on Form 10-QSB for the quarter ending June 30, 2001, which was filed with the Securities and Exchange Commission on August 14, 2001;

(c) Our Articles of Incorporation and Amendments thereto, and our Bylaws;

(d) Our Form 10-SB, specifically including the description of the Company's class of securities registered in the Form 10-SB, as amended, which was effective under the Exchange Act as of August 23, 1999. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration
Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(e) In addition, all documents which we filed with the Commission pursuant to
Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. DESCRIPTION OF SECURITIES

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We are authorized to issue 100,000,000 shares of common stock, of which 782,362 shares are issued and outstanding. We have 24 holders of our common stock.

We are authorized to issue 50,000,000 shares of preferred stock, of which
950,000 shares are issued and outstanding. These preferred shares are convertible at anytime into 9,500,000 shares of our common stock. We have two holders of our preferred stock. 475,000 shares of our preferred stock are held by Ed Roth our president and director and 475,000 shares of our preferred stock are held by Alisha Roth our Vice-President and Director. Each share of preferred stock is convertible into 10 shares of common stock . Upon conversion of these outstanding preferred shares, the holders of our common stock will be diluted and their percentage ownership of our common stock. Any shares of common stock not issued as a result of conversion of the preferred shares are not subject to adjustment be reason of reverse or forward stock splits of the company's common stock.

Holders of our Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. Our board of directors has authority, without action by our shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce their percentage of ownership of our common stock and which would dilute the book value of the Common Stock.

Our shareholders have no preemptive rights to acquire additional shares of
Common Stock. Our Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the holders of shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

During the last two fiscal years, we have not paid cash dividends on our Common
Stock and do not anticipate that we will pay cash dividends in the foreseeable future.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered hereby has been passed upon by Hamilton,
Lehrer & Dargan, P.A. Members of Hamilton, Lehrer & Dargan, P.A. hold 10,000 shares of our common stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICER

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

Section 78.7502 of the Nevada Revised Statutes ("NRS") provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders;
(2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Section 78.751 of the NRS provides that any indemnification provided for by NRS
78.7502 (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

Section 78.752 of the NRS allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under
Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 8. EXHIBITS

Exhibit No.       Description of Exhibits
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   5.0            Opinion of Hamilton, Lehrer & Dargan, P.A.
  10.1            National Beauty Corp Non-qualified 2001 Stock Plan
  10.2            Agreement with Tony Sklar
  10.3            Agreement with Hamilton, Lehrer & Dargan P.A.
  23.2            Consent of Perella & Associates, CPA

Item 9. UNDERTAKINGS

We hereby undertake to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a)  To include any prospectus required by Section 10(a)(3) of the
          Securities Act of 1933.
     (b)  To reflect in the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of
1933, each of our annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the
Securities Exchange Act of 1934; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the Company's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If our last fiscal year ended within
120 days prior to the use of the prospectus, our annual report for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7) To transmit or cause to be transmitted to all employees participating in the
Plans who do not otherwise receive such material as our stockholders, at the time and in the manner such material is sent to our stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida

National Beauty Corp.
(Company)

By:  /s/ Ed Roth
Ed Roth, President and Chief Executive Officer-------Dated September 4, 2001

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

By:  /s/ Alisha Roth- Director-------Dated  September 4, 2001
Alisha Roth-Director

By:  /s/ Mike Bongiovani- Director----------Dated September 4, 2001
Mike Bongiovani-Director